Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Legg Mason Partners Funds, Inc.:

We consent to the use of our reports incorporated herein by reference, dated February 22, 2006, for Large Cap Value Fund, U.S. Government Securities Fund and Short-Term Investment Grade Bond Fund, each a series of Legg Mason Partners Funds, Inc. (formerly Smith Barney Funds, Inc.), as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 24, 2006